             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
               event reported): April 30, 1999



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota              0-3021              41-0518860
------------------- --------------------  ---------------------
     (State of         (Commission File     (I.R.S. Employer
  Incorporation)           Number)         Identification No.)



385 Washington St., St. Paul, MN              55102
--------------------------------           -----------
(Address of principal                       (Zip Code)
executive offices)


                       (651) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)





                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

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Item 5.    Other Events.
           ------------

     The following information was derived from a press release of The St. Paul Companies, Inc. dated April 30,
1999:

     The St. Paul Companies reported first-quarter 1999 operating earnings of $152.5 million, or $0.62 per share
(diluted), compared with first-quarter 1998 operating earnings of $162.8 million, or $0.64 per share (diluted).

     First-quarter net income for The St. Paul Companies was $164.9 million, or $0.67 per share, compared with $194.7 million, or $0.77 per share, for the first quarter of 1998. Net income included after-tax realized gains of $42.3 million, or $0.17 per share, for the first quarter of 1999, compared with $31.9 million, or $0.13 per share, for the first quarter of 1998.

     First-quarter 1999 net income also includes a $29.9 million after-tax expense representing the cumulative effect of adopting a new accounting standard concerning insurance-related assessments.

     "The St. Paul's first quarter results continue an improvement trend that began after the third quarter of 1998, when we experienced an extraordinary level of catastrophe losses," said Douglas W. Leatherdale, chairman and CEO. "We are doing everything within our power to deliver on our performance objectives by taking action on the things we can control. Within this context, the USF&G transaction completed just one year ago is now making a contribution."

     Leatherdale said that the benefits of the merger are showing up in expense savings and stronger market presence for the company's U.S. underwriting operations.

     "We are realizing the benefits of scale and efficiency that were key to this merger's success," Leatherdale said.
"We are reducing costs, shedding unprofitable business and holding the line on our prices. Our cost-saving actions reduced our U.S. operation's first-quarter expense ratio by
1.5 percentage points compared with the same period a year ago, and will put this company in a better position for an improved industry pricing environment.

     "I am particularly pleased by the strong first-quarter results of our reinsurance and surety operations, both of which had combined ratios of less than 100, by the continued improvement in personal insurance, and by the written premium growth we've seen in some specialty commercial lines," he added.

     Catastrophe losses in the first quarter of 1999 were $30 million, compared with $51 million for the same period in 1998.

     Leatherdale said that The St. Paul continues to repurchase stock as a part of its stock buyback program. Through the end of the first quarter, The St. Paul has repurchased a total of 11 million shares of common stock at a cost of $365 million. The authorization to purchase up to $500 million of common stock was approved by the company's Board of Directors in November of 1998.

Consolidated Financial Position of The St. Paul Companies
---------------------------------------------------------

     Consolidated assets of The St. Paul Companies as of
March 31, 1999 were $39.22 billion, compared with $37.06 billion as of March 31, 1998. Common shareholders' equity was $6.4 billion at the end of the first quarter of 1999, compared with $6.8 billion at the end of the first quarter of 1998. Book value per common share on March 31, 1999 was $28.18, compared with $29.11 as of March 31, 1998.


     Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward looking statements involve risks and uncertainties including, but not limited to, the following: the frequency and severity of catastrophic events; changes in the demand for, pricing of, or supply of reinsurance or insurance; increased competitive pressure; the loss of significant customers; losses due to foreign currency exchange rate fluctuations; general economic conditions, including changing interest rates, rates of inflation and the performance of financial markets; judicial decisions and rulings; changes in domestic and foreign laws, regulations and taxes; effects of the merger with USF&G Corporation; and various other factors, including the impact of the Year 2000 computer problem.





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                   THE ST. PAUL COMPANIES
             CONSOLIDATED FIRST-QUARTER RESULTS
          ($ in millions, except per share amounts)



Three months ended March 31                      1999           1998
---------------------------                     -----          -----

Revenues                                     $2,244.3       $2,324.2

Pretax Operating Earnings:
Property-Liability Insurance                   $183.9         $209.0
Life Insurance                                  $19.1          $18.2
Asset Management                                $28.7          $23.6
Parent and Other                               ($38.8)        ($50.3)
                                              -------        -------
Total Pretax Operating Earnings                $192.9         $200.5

Income Tax Expense                              $40.4          $37.7
                                              -------        -------
Operating Earnings                             $152.5         $162.8
 Per Common Share (Basic)                       $0.65          $0.68
 Per Common Share (Diluted)                     $0.62          $0.64

Realized Investment Gains,
  Net of Taxes                                  $42.3          $31.9
 Per Common Share (Basic)                       $0.18          $0.14
 Per Common Share (Diluted)                     $0.17          $0.13

Cumulative Effect of Accounting
  Change, Net of Taxes                         ($29.9)             -
 Per Common Share (Basic)                      ($0.13)             -
 Per Common Share (Diluted)                    ($0.12)             -
                                              -------        -------

Net Income                                     $164.9         $194.7
 Per Common Share (Basic)                       $0.70          $0.82
 Per Common Share (Diluted)                     $0.67          $0.77

Common Shareholders' Equity                  $6,405.1       $6,825.9
 Per Common Share                              $28.18         $29.11


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  ST. PAUL FIRST-QUARTER UNDERWRITING OPERATIONS HIGHLIGHTS

                       ($ in millions)


Three months ended March 31                      1999           1998
---------------------------                    ------         ------

Written premiums                             $1,566.0       $1,654.6

Net investment income                          $322.0         $331.8

Statutory combined ratio                        107.8          107.0



The St. Paul Companies, headquartered in Saint Paul, Minn., is a group of companies providing property-liability insurance, reinsurance, and life insurance products and services worldwide. Ranked No. 171 on the Fortune 1000 list of largest U.S. companies, The St. Paul had 1998 revenues of $9.1 billion.




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  Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.






                              THE ST. PAUL COMPANIES, INC.




                              By  /s/ Bruce A. Backberg
                                  ---------------------
                                  Bruce A. Backberg
                                  Senior Vice President
                                   and Chief Legal Counsel


Date: May 3, 1999